Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Energy Announces Plan for Accelerated First Oil Production in Peru

Houston—October 24, 2007—BPZ Resources, Inc. d/b/a BPZ Energy announced today that short term contracts have been finalized and signed with the commercial area of the Peruvian Navy to lease two tankers to transport oil to market earlier than scheduled.  The two tankers leased from the Navy each have capacity of approximately 6,000 barrels. With the current production facilities and these two tankers, the Company expects to produce approximately 2,500 barrels of oil per day (bopd) beginning in early November barring any unforeseen circumstances.

The Company previously announced that two barges had been leased and would be used as floating production and storage facility (“FPSO”) and transport barges in the Company’s oil production operations.  These barges are currently being outfitted with equipment in the port of Paita, but have encountered some delays due to scheduling.  The two barges under lease, the Nomoku and the Nu’uanu, each have a capacity of approximately 40,000 barrels.  The Nomoku will be used as a FPSO, moored at the CX11 platform, while the Nu’uanu will be used to transport oil between the offshore Corvina field in the Z-1 block in northwest Peru and the refinery in Talara approximately 70 miles south of the Company’s operations.  The Company expects to ramp up production from 2,500 bopd to approximately 4,000 bopd using these two barges when they become available, which is now expected to be towards the end of this year or early next year.

Manolo Zuniga, President and Chief Executive Officer commented “This interim step shows our commitment to have oil production and cash flow as quickly as possible.”

About BPZ Energy, Inc.

Houston based BPZ Energy, Inc. is an oil and gas exploration and production company which has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation, in parallel with the development of the Corvina oil discovery and the redevelopment of the Albacora oil field.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934.  These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will,”  “should,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, including final documentation and execution of debt financing documents with IFC, accuracy of well test results, well refurbishment efforts, uncertainties inherent in oil and gas production operations and estimating reserves, successful production of reserves, market conditions,  the successful management of our capital development project and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 and other documents we file with the SEC (http://www.sec.gov).  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “Proved” reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  The Company is prohibited from disclosing other categories of reserves in its SEC filings.  We use certain terms in this press release such as “tested”, “barrels of oil per day” and “cubic feet of gas” or similar terms suggesting “Indicated” “Probable” or “Possible” oil and gas reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525 Houston, Texas 77079; Telephone: (281) 556-6200.  You can also obtain these filings from the SEC by calling 1-800-SEC-0330.

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